Consent of Independent Auditors



The Board of Directors
Downey Financial Corp.:

We consent to incorporation by reference in the registration statement (No.333-30483) on Form S-8 of Downey Financial Corp. of our report dated January 21, 2000, relating to the consolidated balance sheets of Downey Financial Corp. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K/A Amendment No. 1 of Downey Financial Corp.


                                            /s/  KPMG LLP
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Los Angeles, California
September 15, 2000